Exhibit (a)(4)

Guide to Employee Stock Options and Apollo Group's Tender Offer June 2007

Meeting Objectives Overview of Stock Options Apollo Misdated Options Tax Issues Apollo Tender Offer Highlights Q&A Session

OVERVIEW OF STOCK OPTIONS

Overview of Stock Options Apollo Group grants stock options at its discretion to help retain and reward valued employees A stock option is your right to purchase a fixed number of shares of Apollo stock at a pre-determined price (the "grant price" or the "exercise" or "strike" price) through a fixed period of time in the future You are not under any obligation to purchase any of the stock subject to your option

Overview of Stock Options The option usually vests (becomes exercisable on a specified schedule) over time You do not own Apollo stock until you exercise your option to purchase it The Company must follow strict accounting guidelines when issuing stock options

Overview of Stock Options Stock Option Plan - The Company's legal document that governs the terms and conditions of the Company's stock option grants Grant Agreement - Contract that details the specifics of an individual option grant. This is the document Apollo posts and you acknowledge electronically Grant Date - Date the stock option grant was approved by Apollo's Compensation Committee Expiration Date - The latest date the option will remain available for exercise, typically 10 years from grant date. However, the option will terminate earlier should your employment with the Company terminate for any reason

Overview of Stock Options Grant Price - Price employee pays to purchase Apollo stock In the future Also known as exercise price or strike price Shares Granted - Total number of shares available to exercise once the option is fully vested Fair Market Value (FMV) - Closing market price of Apollo common stock (APOL) as quoted on NASDAQ on a particular date Exercise - Act of using the stock option to purchase Apollo stock once the options are vested Vesting Schedule - Rate at which options become exercisable

Overview of Stock Options LIFE OF A STOCK OPTION Grant Vest Exercise Expiration Date Date Date Date Option Able to Purchase Right to purchase awarded buy shares shares expires Example: 1/1/06 8/31/07 10/4/07 12/31/15 or 8/31/08 generally 90 days 8/31/09 after employment 8/31/10 terminates

Overview of Stock Options If you terminate due to: Death Generally, unvested options cancel immediately and vested options will be exercisable for 15 months from date of death or, if sooner, the grant expiration date Other reasons Generally, unvested options cancel immediately and vested options will generally be exercisable for 90 days For Cause All options immediately canceled

Overview of Stock Options Find stock option account summary on the Smith Barney website: www.benefitaccess.com Review Option Documents Grant Agreement (on My HR) Plan Document (available from Company) Review the Vest Schedule Detailed in Grant Agreement Identify the Expiration Date Detailed in Grant Agreement

Overview of Stock Options Overview of Stock Options

Overview of Stock Options You may exercise online, via phone, or in-person at a Smith Barney branch office Exercise Methods Same Day Sale: purchase and sale Sell To Cover: sell part of shares of stock to cover cost of exercise, including any applicable taxes, and hold part for future sale Cash: purchase stock and hold for future sale If you want to do a cash exercise, you must go to a Smith Barney branch office Make sure there are adequate funds in your Smith Barney brokerage account to cover the option price and the applicable taxes

Overview of Stock Options Log in to your account at Smith Barney www.benefitaccess.com A PIN reminder was emailed to you If you have options and previously participated in the Employee Stock Purchase Plan, select "Options" from the pull-down menu to view your Apollo grant listing Select the grant date to exercise Enter the details of the requested exercise (number of shares, market or limit order, proceeds delivery method) Approve the order

APOLLO MISDATED OPTIONS

Apollo Misdated Options Apollo has historically granted stock options with a grant price equal to the fair market value on the grant date The Company has recently determined that the original grant dates for certain grants were misdated for accounting purposes ("Misdated Options") Per a previous email to you, the Company has corrected the grant dates for the Misdated Options ("Revised Grant Date")

Apollo Misdated Options Revised Grant Dates

TAX ISSUES

Tax Issues Apollo stock options are taxed as follows: No tax event occurs at either the grant or vest dates Tax event occurs on the exercise date Exercise creates a taxable gain for the employee that is taxed at ordinary income tax rates

Example-Tax on Stock Option Exercise Facts: Date of Grant = August 31, 2003 Grant price = $40 25% of options vest each year on 8/31/2004; 2005; 2006; 2007 Exercise: Employee exercises 5 shares when stock price = $50 Employee Gain = FMV of Apollo stock on exercise date - grant price Gain = $50 - $40 = $10 per share Total Taxable Gain = Gain x shares exercised = $10 x 5 = $50

Example-Tax on Stock Option Exercise Income tax = Total taxable gain x ordinary income tax % Statutory Federal Income Tax rate = 25% Federal Income Tax = $50 x 25% = $12.50 Total tax paid on gain of $50 = $12.50 + applicable state income tax

Tax Issues It is not the Company's policy to issue stock option grants at a discount from FMV on the grant date However, because the Company has had to change the grant date of certain of its stock option grants for financial accounting purposes (the Misdated Options), some of those stock option grants may now be deemed to have been granted at a discount

Tax Issues Discounted stock options are those with a grant price below the stock's fair market value (FMV) on the revised grant date Example Original Grant Date: May 3, 2004 FMV of stock: $ 40 Grant price: $ 40 Revised Grant Date: August 31, 2004 FMV of stock $ 45 Grant price is still $ 40 Discount $ 5 All other terms and conditions of grant are preserved

Tax Issues Section 409A was enacted in 2004. The statute requires that if stock options are granted at a discount, the gain must be recognized by the employee when the options vest, even if they are never exercised Only stock options granted at a discount that vest AFTER 12/31/04 are subject to Section 409A The portions of grants that vested ON or BEFORE 12/31/04 are not subject to Section 409A taxation

Example Original Grant Date = January 2, 2002 Grant Price = $29 Fair Market Value = $29 Revised Grant Date = January 11, 2002 Revised Grant Price = $30 Fair Market Value = $30 Shares = 10,000 Vesting: 2,500 on August 31, 2003 2,500 on August 31, 2004 2,500 on August 31, 2005 2,500 on August 31, 2006 Because of the Revised Grant Date, THE OPTIONS ARE NOW GRANTED AT A DISCOUNT equal to $1 ($30 -$29)

Example CONCLUSION: The 5,000 options that vested on 8/31/03 and 8/31/04 are NOT subject to Section 409A since they vested PRIOR to 12/31/04 The 5,000 options that vest on 8/31/05 and 8/31/06 are subject to Section 409A because they vest after 12/31/04

Tax Issues For exercises of Section 409A discounted options in calendar year 2005, there is no tax penalty due For exercises of Section 409A discounted options in calendar year 2006, Apollo is participating in a special IRS program Company will pay any Section 409A tax penalties due If you are affected, more information will be sent to you regarding this program

Tax Issues Tax impact of Section 409A discounted options not tendered: For exercises in calendar year 2007: Income tax on the option spread at time of exercise 20% additional federal tax applied on the option spread Additional state penalty tax on option spread, varies by state California = 20% state penalty tax rate Federal Tax + State Tax in CA = 40% Interest penalty, as applicable For options still outstanding at start of 2008: Income tax in 2008 for unexercised Section 409A options that vest from calendar year 2005 through calendar year 2008 based on vest date Additional 20% federal tax plus state tax as above Continued taxation each year until exercise of option Interest penalty, as applicable

APOLLO TENDER OFFER HIGHLIGHTS

Apollo Tender Offer Highlights Many other companies have launched Tender Offers to correct misdated stock options, including: KLA-Tencor Brocade Communications Apple, Inc. Mercury Interactive NVIDIA Corporation Adobe Systems Broadcom Corporation The Clorox Company Sanmina-SCI Corporation

Apollo Tender Offer Highlights Tender offer is a one-time offer to prevent future adverse tax consequences under Section 409A Section 409A Tax impact includes Federal income tax for shares exercised in calendar year 2007 and in calendar year 2008 for unexercised option shares that vest in calendar years 2005 to 2008 20% additional federal tax on spread at time of vesting (or year- end spread) Up to 20% additional state tax in certain states Interest penalty Taxation will occur each year after vesting, on future appreciation in FMV, until exercise or expiration of the discounted options

Apollo Tender Offer Highlights Only "Eligible Options" may be corrected in the Tender Offer An option will be deemed to be an "Eligible Option" if it meets each of the following conditions: The option was granted under either the Company's Long Term Incentive Plan or the Amended and Restated 2000 Stock Incentive Plan The option was "misdated" The option was unvested as of December 31, 2004 The option is held by an individual who is, on the expiration of the Tender Offer, a current employee of Apollo Group (or any Apollo Group subsidiary) and subject to income taxation in the U.S with respect to that option. However, executive officers of the Company and members of the Company's Board of Directors are not eligible to participate The option is outstanding on the expiration date of the Tender Offer

Apollo Tender Offer Highlights The Tender Offer "corrects" your Eligible Options in one of two ways: Amend option to increase grant price AND provide a cash bonus payment to employee ("Amended Option") - See Example 1.1 OR Replace option with new option; grant price is not amended, grant date is revised ("New Option") - See Example 2.1

Apollo Tender Offer Highlights Amended Option Adjusted Grant Price will be the lower of Fair market value on the Revised Grant Date, or Closing price of Apollo Group's stock the day after the Tender Offer closes ("Amendment Date"), July 13, 2007 BUT in no case lower than original grant price (see "New Option" section below) All other terms will remain the same (including the number of shares, vesting schedule, and expiration date) Cash bonus payment Equal to the difference between the adjusted grant price and original grant price x the number of shares Will be made on your first regular payroll date in January 2008 (IRS regulations prevent any earlier payment date)

Example 1.1 - Amended Option Option for 1,000 shares Original grant price = $29 FMV on revised grant date= $40 Closing price of APOL on the Amendment Date (7/13/07) = $33 Vesting 250 vest on 8/31/03 - not subject to Section 409A 250 vest on 8/31/04 - not subject to Section 409A 250 vest on 8/31/05 - subject to Section 409A 250 vest on 8/31/06 - subject to Section 409A 1,000 Option Amendment 500 options vested on or before 12/31/04 - NO CHANGE 500 options vesting after 12/31/04 - amended via Tender Offer with increase in grant price to $33 No change to expiration date or vesting schedule Cash Bonus Payment Employee receives cash bonus payment equal to the increase in the grant price of 500 options x ($33 - $29) = $2,000, paid in January 2008, subject to applicable withholding taxes

Apollo Tender Offer Highlights New Option If Adjusted Grant Price would be the same or less than the original grant price, the outstanding portion of that option which vested after 12/31/04 will be: Canceled, and Replaced with a new option with a new grant date of July 13, 2007 All other terms remain the same (including the grant price, number of shares, vesting schedule and expiration date) No cash bonus payment because same grant price The portion of that option that vested before 1/1/05, or has been exercised, is not eligible for the Tender Offer

Example 2.1 - New Option Option for 1,000 shares Original grant price = $29 FMV on Revised Grant Date= $40 Closing price of APOL on Amendment Date (7/13/07) = $25 Vesting 250 vest on 10/20/04 - not subject to Section 409A 250 vest on 10/20/05 - subject to Section 409A 250 vest on 10/20/06 - subject to Section 409A 250 vest on 10/20/07 - subject to Section 409A Option Replacement 250 options vested as of 12/31/04 - NO CHANGE 750 options vested after 12/31/04 - option canceled; employee receives new option for 750 shares with same grant price = $29 No change to expiration date or vesting schedule No cash bonus payment to employee because no increase in grant price

Apollo Tender Offer Highlights Tender Offer Begins: June 13, 2007 Tender Offer Ends: July 12, 2007, 11:59 PM, EDT All elections MUST be received by 11:59 PM EDT on July 12, 2007 Late submissions will not be accepted Option Amendment Date: July 13, 2007 An email confirming receipt of your Election Form will be sent to you within one business day after receipt

Apollo Tender Offer Highlights Must be an employee as of the Option Amendment date (July 13, 2007) Employees who leave the Company or are terminated prior to July 13, 2007 ARE NOT ELIGIBLE TO PARTICIPATE Must hold unexercised options that are considered Eligible Options Options must be subject to U.S. taxation Only the portions that are unexercised and outstanding at the close of the Tender Offer will be eligible for the Tender Offer and visible on the Tender Offer website

Apollo Tender Offer - Process The Apollo Stock Option hotline will be administering the Tender Offer process Processing employee elections (via Web and FAX) Responding to telephone and email inquiries Email sent to employees includes links to: The Tender Offer document filed with the SEC The Tender Offer website where you can access your personalized election form and FAQs https://apol.equitybenefits.com This presentation will be available at: https://apol.equitybenefits.com

Apollo Tender Offer - Online Process Log into Tender Offer website using your employee ID and password https://apol.equitybenefits.com Click the button to "Make an Election" Review your personalized Election Form listing your Eligible Options Check the boxes next to each option to indicate whether or not you elect to tender each option Review and agree to the Terms of Election Print and save your Election Confirmation Statement

Apollo Tender Offer Website Login page

Apollo Tender Offer Website Election Form

Apollo Tender Offer Website Election Amendment Review

Apollo Tender Offer Website Election Confirmation

Apollo Tender Offer - Paper Process If you are not able to submit your Election Form electronically, or you do not have access to the internet, you may submit a paper Election Form Request a paper Election Form from the Apollo Stock Option Hotline at 1-800-398-1278 or stockoptions@apollogrp.edu Review the Terms of Election Make your elections and sign the Election Form FAX the signed Election Form to 1-800-420-4799 Keep a copy for your records

Apollo Tender Offer Highlights What Next? You received on June 13, 2007 an email with a link to the Tender Offer document and the Tender Offer website Log in to Tender Offer website to review your personalized election form listing your Eligible Options Consider terms carefully Consult your independent tax advisor if necessary If you want to tender your Eligible Options you must make your election by submitting an election form before the expiration of the Tender Offer on July 12, 2007 (unless extended) If you want to change your election with respect to your Eligible Options, you must submit a new election form before the expiration of the Tender Offer

Apollo Tender Offer Highlights Key Dates Activity Date Launch Tender Offer June 13, 2007 Close Tender Offer July 12, 2007 Option Amendment Date July 13, 2007 New/Adjusted Options to Smith Barney July 16, 2007 Payment of Cash Bonus First regularly scheduled payroll date in January 2008, but not later than January 15, 2008

Apollo Tender Offer Highlights If you choose NOT to participate Your options will NOT be amended or replaced You will NOT be eligible to receive a cash bonus payment Your affected options will remain subject to adverse tax consequences You will NOT be reimbursed for adverse tax consequences

Q&A SESSION

Q&A Any future questions should be directed to the Apollo Stock Option Hotline at: 1-800-398-1278 or stockoptions@apollogrp.edu

Tax Advice The taxation of stock option transactions can be very complicated This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation Apollo Group policy prohibits any employees from providing personal income tax advice to any other employee

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

TENDER OFFER DEADLINE IS 11:59 PM EDT JULY 12, 2007